As filed with the Securities and Exchange             Registration No. 333-_____
Commission on _________________, 2005.


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                Pre-Effective Amendment No. 1 Pursuant to Rule 473

                                       to

                                    FORM S-3

                            REGISTRATION STATEMENT

                      UNDER THE SECURITIES ACT OF 1933

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
           (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                                      13-2846796
      (State or other                                (I.R.S. Employer
      jurisdiction of                               Identification No.)
      incorporation or
      organization)


                            4 HARDSCRABBLE HEIGHTS
                                 P.O. BOX 382
                           BREWSTER, NEW YORK 10509
                                (845) 277-8100
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ANDREW L. SIMON
                            4 HARDSCRABBLE HEIGHTS
                                  P.O. BOX 382
                           BREWSTER, NEW YORK 10509
                                (845) 277-8100
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copies to:
                           STEVEN R. BERGER, ESQ.
                    Vedder, Price, Kaufman & Kammholz, P.C.
                               805 Third Avenue
                          New York, New York 10022
                                (212) 407-7700
                 ----------------------------------------------


      Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

                 ----------------------------------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 ----------------------------------------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------

                                             PROPOSED
                                             MAXIMUM           PROPOSED
TITLE OF EACH CLASS OF      AMOUNT           OFFERING          MAXIMUM         AMOUNT OF
SECURITIES TO BE            TO BE            PRICE PER        AGGREGATE       REGISTRATION
REGISTERED                REGISTERED         UNIT         PRICE OFFERING(1)     FEE(1)

-------------------------------------------------------------------------------------------
Common Stock, par value
$0.0001                     677,187              $4.30        $2,911,904       $343.00
-------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 solely for the purpose of calculation of the amount of the registration fee.

	The Registrant hereby amends this Registration
Statement on such date or dates as may be necessary to
delay its effective date until the Registrant shall file a
further amendment which specifically states that this
Registration Statement shall thereafter become effective in
accordance with Section 8(a) of the Securities Act of 1933
or until the Registration Statement shall become effective
on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------------------

                                                         Registration No. 333-
PROSPECTUS

                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

                         677,187 Shares of Common Stock

      This Prospectus relates to the offer and sale from time to time of 677,187 shares of the Common Stock of Touchstone Applied Science Associates, Inc. ("Touchstone") by the selling stockholders listed in this Prospectus. We are registering the offer and sale of these shares in order to allow the selling stockholders the opportunity to freely resell their shares, but the registration of such shares does not necessarily mean that any or all of the shares will be offered or sold by the selling stockholders. The selling stockholders may sell all or a portion of these shares from time to time in market transactions, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable, or in privately negotiated transactions. The shares of Common Stock being offered were previously issued to the selling stockholders pursuant to transactions that were exempt from registration under the Securities Act of 1933, as amended.

      INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE
DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF
THIS PROSPECTUS.

      Touchstone's Common Stock trades on the electronic bulletin board of the National Association of Securities Dealers under the trading symbol TASA. On October 24, 2005, the closing sale price of the Common Stock on the electronic bulletin board was $4.30 per share. Accordingly, the aggregate proceeds to the Selling Stockholders may be calculated as follows:


                                            Per Share            Total
                                            ---------            -----

Public Offering Price                        $4.30             $2,911,904
Proceeds, before expenses, to
selling stockholders                         $4.30             $2,911,904

Except to the extent that any of the selling stockholders
exercise warrants, the Company will not receive any proceeds from this offering.
                          ____________________

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ____________________

      The date of this Prospectus is _________, 2005.

                            TABLE OF CONTENTS


FORWARD-LOOKING STATEMENTS                                         2
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY              3
INCORPORATION OF INFORMATION WE FILE WITH THE SEC                  3
SUMMARY INFORMATION                                                4
RISK FACTORS                                                       5
BUSINESS                                                           6
USE OF PROCEEDS                                                    7
THE SELLING STOCKHOLDERS                                           7
PLAN OF DISTRIBUTION                                               9
LEGAL OPINIONS                                                    11
EXPERTS                                                           11


                         FORWARD-LOOKING STATEMENTS

      You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      Certain statements contained in this Prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These are statements that do not relate strictly to historical or current facts. Such forward-looking statements involve known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those discussed in the forward-looking statements. These risk factors include, without limitation:


        * Rapid changes in (i) the technology used to administer standardized tests generally or market educational materials or (ii) in the policy considerations which determine which test will be administered;

        * Non-renewal of any of the Company's material state contracts;

        *       Deficits in state and school budgets;

        *       The loss of any significant customer;

        *       The ability of the Company to compete
                successfully with the other providers of standardized tests;

        * The ability of the Company to accommodate any changes in government regulation which may impact the marketability of its tests;

        *       The ability of the Company to secure
                additional financing as and when necessary;

        * The ability of the Company to retain the services of its key management, and to attract new members of the management team;

        * The ability of the Company to effect and retain appropriate patent, copyright and trademark protection of its products; and

        * Any decrease in the market for educational consulting services.

      The Company undertakes no obligation to release publicly any revisions to the forward-looking statements or to reflect events or circumstances after the date of this Report.

          WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

      We file reports, proxy statements, and other information with the Securities and Exchange Commission (SEC File Number 0-20303). Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

      At the same time as we are filing this Prospectus with the SEC, we are also filing a registration statement on Form S-3 covering the Common Stock being sold by the Selling Stockholders. For further information on Touchstone and our Common Stock, you should refer to our registration statement and its exhibits. This Prospectus summarizes material provisions of contracts and other documents to which we refer you. As the Prospectus may not contain all the information that you may find important, you should review the full text of those documents.

         INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to "incorporate by reference" the information we file with it, which means:

        * Incorporated documents are considered part of the Prospectus;

        * We can disclose important information to you by referring you to those documents; and

        * Information that we file with the SEC will automatically update and supersede this Prospectus.

      We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

        * Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 2004;

        * Quarterly Report on Form 10-QSB/A for the fiscal quarter ended January 31, 2005;

        * Quarterly Report on Form 10-QSB/A for the fiscal quarter ended April 30, 2005;

        * Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2005;

        *       Current Reports on Form 8-K filed with the SEC on
                January 21, 2005, January 27, 2005, March 4, 2005, May
                2, 2005, May 18, 2005, June 15, 2005, June 20, 2005,
                July 8, 2005, and September 12, 2005;

        * Description of our Common Stock set forth in Touchstone's Registration Statement on Form 8-A, dated
                May 28, 1992, including any subsequent amendment or report filed for the purpose of updating such description.

      We also incorporate by reference each of the following documents that we will file with the SEC after the date of this Prospectus but before all the Common Stock offered by this Prospectus has been sold:

        * Reports filed under Sections 13(a) and (c) of the Exchange Act; and

        *       Definitive proxy or information statements filed under
                Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting.

        *       Any reports filed under Section 15(d) of the Exchange Act.

      You may request a copy of any filings referred to above
(excluding exhibits), at no cost, by contacting us at the following address:

      Touchstone Applied Science Associates, Inc.
      4 Hardscrabble Heights
      P.O. Box 382
      Brewster, New York 10509
      Attention: Secretary
      (845) 277-8100

                            PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT OUR
COMPANY AND A GENERAL DESCRIPTION OF THE SECURITIES WE MAY
OFFER.  THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN
ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU.  FOR A
MORE COMPLETE UNDERSTANDING OF US AND THE TERMS OF THE
PARTICULAR SECURITIES WE WILL OFFER, YOU SHOULD READ
CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE "RISK
FACTORS" SECTION, AND THE OTHER DOCUMENTS WE REFER TO AND
INCORPORATE BY REFERENCE.  IN PARTICULAR, WE INCORPORATE
IMPORTANT BUSINESS AND FINANCIAL INFORMATION IN THIS
PROSPECTUS BY REFERENCE.

INFORMATION ABOUT THE COMPANY

      Touchstone Applied Science Associates, Inc. (the "Company" or "TASA") now competes exclusively in the assessment marketplace. With the advent of No Child Left Behind legislation ("NCLB"), the Company's Board of Directors and management made the strategic decision to refocus the organization on the fast-growing assessment segment of the K-12 education market. In the year ended October 31, 2004 ("Fiscal 2004"), the Company's revenues increased to $11.2 million as a result of the growth in our assessment business. Over the past ten years, assessment revenues have increased from $2.1 million to $11.2 million, representing a compounded annual growth rate in excess of 18%.

      The need to develop fundamental literacy skills has long been recognized as essential to a student's progress and success throughout school and life. The Company's proprietary assessment products relate directly to the teaching and measurement of progress of literacy skills. The Company's Degrees of Reading Power(r) ("DRP") tests and related products enable a school, district or other entity to assess an individual's reading comprehension ability. These tests allow an individual's reading development to be tracked over time and are often used to audit a school's success in the teaching of reading. In 2001, the Company launched two new tests:
Signposts, a language arts early-childhood test, and the MAC II, an English language proficiency test; both of these tests focus on fundamental literacy skills.

      Through the Company's wholly-owned subsidiary, Beck Evaluation and Testing Associates, Inc. ("BETA"), the Company performs "custom services" for other test publishers as well as for state education agencies directly. Again, under NCLB, the needs for custom design test development and for consulting and psychometric services are increasing rapidly. BETA now accounts for approximately 60% of TASA's assessment revenues.

      In January 2005, the Company acquired all of the outstanding stock of Assessment and Evaluation Concepts Inc. ("AEC"), a firm with experience and relationships in the educational assessment field which complement the Company's experience and relationships. The purchase price paid by the Company consisted of $83,000 in cash, and the issuance of 12,000 shares of Common Stock of the Company.

      On July 1, 2005, the Company completed the acquisition of all of the outstanding stock of Achievement Data, Inc. ("ADI"). ADI provides on-line testing capabilities to state testing programs and also offers an electronic testing engine. The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,007 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at $331,643, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI.

      TASA's corporate headquarters are located at 4 Hardscrabble Heights, P.O. Box 382, Brewster, New York 10509. The Company's telephone number is (845) 277-8100 and its facsimile number is
(845) 277-3548. The Company maintains a website at www.tasa.com. Information contained on the Company's website is not, and should not be deemed to be, incorporated into this Prospectus. As used in this Prospectus, the terms "Company" and "TASA" refer to Touchstone Applied Science Associates, Inc. and its subsidiaries, unless the context otherwise indicates.

THE OFFERING

      The Shares offered pursuant to this Prospectus are shares of our Common Stock beneficially owned by the selling stockholders listed in this Prospectus. We will not receive any proceeds from the sale of the Shares by the selling stockholders, except to the extent that any of the selling stockholders exercise warrants and pay the exercise price in cash.

INFORMATION ABOUT THE SELLING STOCKHOLDERS

      This Prospectus relates to the registration of the offer and resale of up to 677,187 shares of our Common Stock, beneficially owned by the selling stockholders. We are registering the offer and sale of these shares in order to allow the selling stockholders the opportunity to freely resell their shares, but the registration of such shares does not necessarily mean that any or all of the shares will be offered or sold by the selling stockholders. The selling stockholders may sell all or a portion of these shares from time to time in market transactions, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable, or in privately negotiated transactions. The shares offered for resale under this Prospectus were issued to the selling stockholders pursuant to transactions not involving a public offering, which transactions were exempt from registration under the Securities Act. The Company has no information as to whether any of the selling stockholders will sell any of the shares included in this Prospectus. See "The Selling Stockholders" and "Plan of Distribution".

                           RISK FACTORS

      THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU
DECIDE TO BUY OUR SHARES. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD BE LIKELY TO SUFFER. IN THAT
CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE,
AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. THIS SECTION DESCRIBES SOME, BUT NOT ALL, OF THE RISKS OF
PURCHASING OUR COMMON STOCK. THE ORDER IN WHICH THESE RISKS
ARE LISTED DOES NOT NECESSARILY INDICATE THEIR RELATIVE IMPORTANCE. YOU SHOULD CAREFULLY CONSIDER THESE RISKS AND
THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING
IN OUR COMMON STOCK.

      This Prospectus contains forward-looking statements. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary materially from those discussed in the forward-looking statements. We discuss risks and uncertainties that might cause such a difference above and in other places in this Prospectus.

RISKS RELATED TO OUR BUSINESS

      WE OPERATE IN AN EXTREMELY COMPETITIVE INDUSTRY.

      The Company is subject to competition from various sources. The Company's principal competition comes from established for-profit and non-profit companies in the testing business and testing departments within certain states and school districts, all of which are considerably larger and have greater financial and human resources and marketing capabilities. Competition may also come from education publishers who include reading comprehension tests with their instructional materials and companies that distribute reading motivation programs.

      Although there are a number of for-profit firms that develop, publish, market, and distribute educational tests, the market is dominated by three: CTB/McGraw-Hill, Lake Forest, Illinois, and Monterey, California; Harcourt, San Antonio, Texas; and The Riverside Publishing Company, Chicago, Illinois. As large, well-established publishers of educational tests and related products and services, these firms are considered strong competitors of the Company.

      There are a number of non-profit organizations that develop, publish and distribute educational tests. For example, the American College Testing Program (ACT), Iowa City, Iowa; American Council on Education (ACE), Washington, DC; and Educational Testing Service (ETS), Princeton, New Jersey. In addition, there are various organizations that sponsor educational tests even though they do not have the technical capability to produce tests. For example, The College Board, New York, New York, sponsors the SAT which is developed for The College Board by ETS. All of these non-profit organizations have, or have access to, the capability to develop, publish and distribute tests to schools. Currently, ACT, The College Board, and ETS publish one or more educational tests for the school market.

      There are a number of for-profit and non-profit organizations that provide test design, production and consulting services to states under contract. For example, National Evaluation Systems (NES), Amherst, Massachusetts; and Pearson Educational Measurement, Iowa City, Iowa; are among the for-profit firms that supply test development, printing, distribution, and scoring services to individual states under contract. Among the non-profit organizations, Measured Progress, Inc. (Dover, New Hampshire), ACT and ETS have conducted such contract work for states and ETS is the current contractor for the National Assessment of Educational Progress. By enabling states to have tests developed and administered to their own specifications, these for-profit and non-profit organizations compete indirectly with the Company's assessment division. In terms of size alone, these firms have greater marketing capability and resources than does the Company.

      The MAC II Test exists in a competitive market; however, several of the non-profit and for-profit testing companies do not have a product that is in direct competition with the test. The major sources of direct competition are: the LAS (Language Assessment Scales) tests published by CTB/McGraw-Hill, the LPTS (Language Proficiency Test Series) published by Metri-Tech, and the IPT (Idea Language Proficiency Test), published by Ballard and Tighe, and Harcourt's Stanford English Language Proficiency. Each of these tests is designed to assess a student's level of English language proficiency. In indirect competition are tests that assess a student's language proficiency in a primary language other than English, such as the Spanish versions of the LAS and IPT. In addition, some states have developed their own instruments for statewide testing of English Language Learners and the RPTE (Texas Reading Proficiency Tests in English).

      WE HAVE NOT PAID ANY DIVIDENDS AND CURRENTLY HAVE NO
INTENTION TO DO SO.

      We have no present intention of paying any cash dividends on our Common Stock in the foreseeable future. We intend to use our earnings, if any, to generate growth The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon:

        *       our earnings;

        *       our capital requirements; and

        * our financial condition, as well as other relevant factors.

      OUR BUSINESS IS CURRENTLY CONCENTRATED IN SEVERAL LARGE
STATE CONTRACTS.

      Approximately 60% of BETA's current revenues are tied to 4 significant state contracts. While each of these contracts has several-year terms, the loss of any one of these contracts or the inability to replace any such contract upon its expiration could have a material adverse effect on our business or on the results of our operations.

      WE DEPEND HEAVILY ON OUR KEY PERSONNEL, AND OUR INABILITY
TO RETAIN THEM COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

      The Company's success is, to a large degree, dependent on its ability to retain the services of its executive officers and key employees. Loss of any executive officers or key employees could have a material adverse effect on the business or on the results of operations of the Company.

      THE TRADING PRICE OF OUR COMMON STOCK IS LIKELY TO BE
HIGHLY VOLATILE AND COULD BE SUBJECT TO WIDE FLUCTUATIONS.

      Reasons for this possible volatility include: (i) thin trading volume; (ii) variations in quarterly operating results;
(iii) technological innovations; (iv) new sales formats, services by the Company or its competitors; (v) forecasts by securities analysts; (vi) market conditions; (vii) significant acquisitions, strategic partnerships, joint ventures, capital commitments by the Company or its competitors; (viii) changes in key personnel, and (ix) other events or factors beyond the Company's control. These broad market and industry factors may materially adversely affect the market price of the Common Stock, regardless of our operating performance.

RISKS RELATED TO OUR INDUSTRY

      DEFICITS IN STATE AND SCHOOL BUDGETS COULD HAVE AN ADVERSE
EFFECT ON OUR BUSINESS.

      With the passage of NCLB, there is greater pressure on states and local school districts to provide for additional testing in the elementary and secondary schools. Many of the states and local school districts do not have sufficient funds to acquire or develop the tests required to meet new standards. The limited availability of funds to purchase tests could impair the profitability to the company of the tests it does provide to the states and local school districts.

RISKS RELATED TO THIS OFFERING

      OUR SHARES MAY EXPERIENCE EXTREME PRICE AND VOLUME
FLUCTUATIONS.

      The market price for our Common Stock may fluctuate significantly in response to a variety of influences, including the following, some of which are beyond our control:

        *       variations in quarterly operating results;

        *       changes in financial estimates by securities analysts;

        * changes in market valuation of our competitors or perceived competitors;

        * announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

        *       additions or departures of key personnel;

        *       sales of Common Stock;

        *       exercise of outstanding options and warrants; and

        * fluctuations in trading volume, which are particularly common among companies that trade on Nasdaq's electronic bulletin board.

The sale of a substantial number of shares of our Common Stock in the public market could cause a reduction in the market price of our Common Stock. If all of the shares included in this Prospectus are all sold by the selling stockholders, it is likely that the market price for our Common Stock will be affected adversely.

      AN INVESTMENT IN OUR COMMON STOCK MAY NOT BE LIQUID.

      Our Common Stock is currently traded on Nasdaq's Electronic Bulletin Board under the symbol TASA. There can be no assurances that the Company will be successful in having its Common Stock listed on an established national stock exchange. Accordingly, our stockholders could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock.

      TO THE EXTENT THAT SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK, OUR ABILITY TO RAISE ADDITIONAL CAPITAL MAY BE
ADVERSELY AFFECTED.

      As a result of the limited trading market for our Common Stock, sales by our stockholders of our Common Stock in the public market could materially adversely affect the prevailing market price for our Common Stock and could impair our ability to raise capital through offerings of our equity securities.
Any such sales could materially adversely affect the then-prevailing market price for our Common Stock, the ability of the Company to raise additional capital or the ability of our stockholders to sell their shares.

                              BUSINESS

PROPRIETARY ASSESSMENT PRODUCTS AND RELATED SERVICES

      TASA designs, develops, calibrates, publishes, markets, and sells educational reading assessment tests to elementary and secondary schools, colleges, and universities throughout the United States and Canada. Substantially all of the sales volume for this unit is derived from the sale of two proprietary tests and the sale of scoring services and related software.

      The Company's reading comprehension tests are based on its proprietary Degrees of Reading Power (DRP) assessment methodology. DRP tests are published in three versions:
Primary, Standard, and Advanced. The Company's products measure an individual student's reading ability in a non-culturally biased manner and allow tracking of an individual's reading development over time.

      DRP TESTS.  Management believes that DRP tests are widely
      ----------
recognized as being advanced state-of-the-art in educational assessment. Based on descriptions contained in Tests in Print published by the Buros Institute of Mental Measurements (which endeavors to cover all tests published in the United States), it is management's belief that:

        * DRP tests were the first commercial standardized tests whose results can be directly interpreted with respect to the written materials that students can read; and

        * DRP tests are the only existing instruments that can measure progress toward one or more standards or requirements that are established by examining how well prose in books or other sources must be comprehended for particular purposes.

      Consequently, the DRP tests are especially useful in accountability assessments of a school's teaching performance and in measuring an individual's reading level.

      DRP tests measure how well students understand the meaning of whole text. These tests determine, as much as is possible in a testing situation, how well a student reads under real-life conditions, both in and out of school. Primary and Standard DRP tests are direct measures of fundamental reading comprehension, defined as how well students can process text as it is being read. Advanced DRP tests extend this definition of reading comprehension. Advanced DRP test items require students to engage higher level cognitive processes needed to think about, analyze or evaluate propositions in text.

      DRP tests consist of nonfiction paragraphs and/or passages on a variety of topics, each written, edited, and calibrated by the Company. The individual test passages are stored in the Company's "Test Passage Bank", and each test is created by selecting the appropriate test passages from the Test Passage Bank to satisfy the criteria set for a particular test. Each passage undergoes a two-year process of development and calibration and has an estimated useful life of 11 years; a passage is introduced initially in a "secure" form of test after which it is available in "shelf" form in the Company's test catalogs and then in practice tests. The Company is the sole source proprietor and publisher of the DRP tests.

      THE MACULAITIS TEST.  In Fiscal 1997, TASA acquired the
      --------------------
Maculaitis Assessment of Competencies test (the "Maculaitis Test"), which is a comprehensive English language assessment and evaluation program. It is intended for use in ESL, Bilingual Education and Limited English Proficiency ("LEP") programs. From 1999 through 2001, the Company made substantive revisions, including renorming, to enhance the test's marketability. Management believes that these revisions have given the Maculaitis Test wider appeal, at a time when $750 million of funding is available under Title III of NCLB. The new MAC II was launched at the end of the third quarter of Fiscal 2001.

      The MAC II is currently authorized for use in New Jersey, Illinois, Florida, and Wisconsin. It is the mandated state
ESL/LEP test in Rhode Island, Missouri and Arkansas.

      TEST DEVELOPMENT.  In addition to these two mainstream
      -----------------
tests, the Company is currently developing several new instructionally supportive assessments. These new products, when available, will allow teachers to develop instructional programs based upon identifying strengths and weaknesses of individual students. For the first time, the Company believes that we will be able to generate a substantial selling effort at the school and classroom level. One assessment will be available in fall 2005. The second assessment will be available in fall 2006.

      TEST SCORING AND RELATED REPORTING SERVICES.  The Company
      --------------------------------------------
provides scanning, scoring, and reporting services for all of its tests to schools and districts. Company-copyrighted test answer sheets or licensed answer sheets are required for the administration of all of the Company's tests. Answer marks on these sheets are machine-read by scanner-computer systems and interpreted by Company-proprietary scoring and reporting software. Company-copyrighted conversion tables are used to convert the total number of right answers into a DRP score that indicates how well a student can comprehend text of a given difficulty (readability), or into MAC II scores and English Competency Levels. The test scores also can be interpreted normatively (i.e., in terms of national percentile norms that indicate a student's percentile rank in relation to students nationally in his or her grade) using the Company's proprietary data. All District, School and Class Level Reports of DRP test results are copyrighted by the Company, as are various Parent and Individual Reports that may be ordered by school systems for inclusion in permanent records. Third-party firms, as well as state agencies that provide scanning and scoring services to schools, also may be licensed to score the Company's tests.

      In Fiscal 2003, the Company quadrupled the capacity of its scoring facility. The Company now performs scoring services also for our custom testing unit and for third parties. Third party scoring customers include the State of Indiana, RALLY! Education and Harcourt Achieve.

      SOFTWARE PRODUCTS.  The Company designs and markets
      ------------------
computer software products that are sold as instructional aids or analytical tools for reading assessment. Among the products are MicRA-->DRP II, which allows the user to estimate the DRP difficulty rating of instructional materials, and DRP-->EZ Converter(r), which permits those who score DRP tests by hand to easily convert raw scores to criterion-referenced DRP scores and DRP norms. In Fall 2002, the Company released MACII-->EZ Converter software which permits those who score MAC II tests by hand to easily obtain MAC II scores and norms. Further, the Company has licensed its own proprietary scanning and scoring software to school districts where its installation is economically feasible due to high-volume usage. Through the end of Fiscal 2004, we had 12 districts that utilize this software.

      The Company also provides DRP-->Booklink(r) software which enables teachers to find appropriate books for each student based upon interest categories and reading ability. The database of books (over 20,000) increases yearly and modifications to the software each year make it more user friendly.

CUSTOM TEST PRODUCTS AND RELATED SERVICES

      BETA provides consulting services to states, school districts and textbook publishers. Since its acquisition by TASA in January 1997, BETA has concentrated on increasing its test assessment and design services to states. This effort has been successful, and BETA now provides its test development and/or psychometric services to state customers in Delaware, Idaho, Indiana, Michigan, Minnesota, North Carolina, Texas, Virginia, Washington and Wyoming.

      BETA's custom assessment services are provided to states either directly or indirectly, typically through three of the largest commercial contractors in the contract/customized assessment markets, NCS Pearson, Harcourt and Measurement, Inc. Generally, the business strategy of BETA is to provide these specialized services for the major state contracts as a subcontractor, primarily for assessment or psychometric services and actual test design and development. The prime contractor provides for all the printing, logistics, warehousing, scoring and reporting services necessary to complete state contracts.
In addition to various assessment activities related to state assessment programs, BETA provides test development and program evaluation services to major textbook companies and other assessment developers. In Fiscal 2004, these services accounted for approximately 15% of BETA's revenues. The Company reports revenues from BETA's operations as Custom Assessment Income.

      AEC and ADI.  In January 2005, the Company acquired all of
      ------------
the outstanding stock of AEC. AEC provides consulting and evaluation services in the assessment field. In July 2005, the Company acquired all of the outstanding stock of ADI. ADI provides on-line testing capabilities to state testing programs and also offers an on-line testing engine. The Company is in the process of integrating AEC and ADI into the operations of the Company.

                          USE OF PROCEEDS

      The Company will not realize any proceeds from the sale of the Shares by the selling stockholders, except to the extent that a selling stockholder exercises warrants and pays for such exercise in cash. If all of the warrants held by selling stockholders were to be exercised, the Company would receive gross proceeds of $59,200.

                     THE SELLING STOCKHOLDERS

      A maximum of 677,187 Shares is being offered pursuant to this Prospectus, consisting of shares issued to the holders pursuant to transactions exempt from registration under the Securities Act. The following table sets forth certain information regarding (i) the shares of Common Stock that the selling stockholders beneficially own as of the date of this Prospectus and (ii) the shares of Common Stock that the selling stockholders would beneficially own after selling all of the Shares included in this Prospectus:


------------------------------------------------------------------------------------------------

Name                   Beneficial Ownership Prior to    Shares      Beneficial Ownership After
                                Offering                Being              Offering(1)
                                                        Offered

------------------------------------------------------------------------------------------------
                        Shares        Percentage(2)                  Shares      Percentage(3)
------------------------------------------------------------------------------------------------
Cahill, Warnock
Strategic
Partners Fund, L.P.    592,849(4)         20.4%         526,524      66,325            *

------------------------------------------------------------------------------------------------

Strategic
Associates, L.P.        32,850(5)          1.1%          29,175       3,675            *

------------------------------------------------------------------------------------------------

Signal Hill
Capital Group, LLC      20,000(6)            *           20,000           0            *

------------------------------------------------------------------------------------------------

Pasquale J. DeVito       6,000(7)            *            6,000           0(7)         *

------------------------------------------------------------------------------------------------

Richard Zusman           6,000(8)            *            6,000           0(8)         *

------------------------------------------------------------------------------------------------

Martin Borg             68,119(9)          2.3%          68,119           0(9)         *

------------------------------------------------------------------------------------------------

Karen Gerard             6,678(10)           *            6,678           0(10)        *

------------------------------------------------------------------------------------------------

Debbie Leverenz          1,335(11)           *            1,335           0            *

------------------------------------------------------------------------------------------------

Brad Begley             13,356(12)           *           13,356           0            *

------------------------------------------------------------------------------------------------

*    Less than 1%.


(1)	Assumes that all of the Shares included in this Prospectus
        are sold.

(2)	Based on 2,903,738 shares of Common Stock issued and
        outstanding as of October 20, 2005.

(3)	Based on 2,903,738 shares of Common Stock issued and
        outstanding as of October 20, 2005.

(4)	Excludes 32,850 shares owned by Strategic Associates, L.P.,
        an affiliate of Cahill, Warnock Strategic Partners Fund, L.P. (the "Fund"), but as to which the Fund disclaims beneficial ownership. ("Strategic Associates"; together, with the Fund, the "Cahill, Warnock Entities"). Pursuant to the Investor Rights Agreement (the "Investor Rights Agreement") between the Company and the Cahill, Warnock Entities, the Company has agreed that so long as the Cahill, Warnock Entities own at least 50% of the shares issuable or issued pursuant to warrants held by the Cahill, Warnock Entities, the Cahill, Warnock Entities have the right to nominate two directors to the Board of Directors of the Company. David L. Warnock and Donald W. Hughes are the two current directors who were nominated by the Cahill, Warnock Entities.

(5)	Strategic Associates, L.P. is an affiliate of Cahill,
        Warnock Strategic Partners Fund, L.P.

(6)	Represents Shares which Signal Hill Capital Group, LLC has
        the right to acquire upon exercise of currently exercisable warrants.

(7)	On January 18, 2005, the Company announced the completion
        of its acquisition of Assessment & Evaluation Concepts, Inc. ("AEC"). The purchase price paid by the Company consisted of $83,000 in cash, and the issuance of 12,000 shares of Common Stock of the Company. Pasquale J. DeVito, Ph.D., a former principal of AEC, was issued 6,000 shares of Common Stock of the Company and 25,000 options to purchase shares of the Company's Common Stock pursuant to the Company's stock option plan, at an exercise price of $3.06 per share, subject to vesting upon the completion of one year of employment. The Shares being registered do not include 25,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

(8)	As part of the acquisition of AEC, Richard S. Zusman,
        Ed.D., a former principal of AEC, was issued 6,000 shares of Common Stock of the Company and 25,000 options to purchase shares of the Company's Common Stock pursuant to the Company's stock option plan, at an exercise price of $3.06 per share, subject to vesting upon the completion of one year of employment. The Shares being registered do not include 25,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

(9)	On July 1, 2005, the Company completed the acquisition of
        all of the outstanding stock of Achievement Data, Inc. ("ADI"). The total consideration paid by the Company for the ADI stock was $1,650,000, consisting of $1,155,007.47 in cash, the issuance of 89,488 shares of Common Stock of the Company (valued at $331,642.53, based on the average of closing prices for the Company's Common Stock for the five trading days preceding the closing) and $163,350 in subordinated promissory notes issued to two of the former stockholders of ADI. Martin Borg acquired his shares as part of this transaction. The Shares being registered do not include 40,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

(10) As part of the acquisition of ADI, Karen Gerard was issued 6,678 Shares. The Shares being registered do not include 20,000 shares of Common Stock which are issuable upon the exercise of options that are currently not exercisable.

(11) Debbie Leverenz acquired her shares as part of the Company's acquisition of ADI.

(12) Brad Begley acquired his shares as part of the Company's acquisition of ADI.

                         PLAN OF DISTRIBUTION

      We are registering the offer and sale of these Shares in order to allow the selling stockholders the opportunity to freely resell their shares, but the registration of such shares does not necessarily mean that any or all of the Shares will be offered or sold by the selling stockholders. The selling stockholders may sell all or a portion of the Shares from time to time in market transactions, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable, or in privately negotiated transactions. The selling stockholders may also distribute, transfer or pledge the Shares in other circumstances permitted under the Securities Act, in which case the distributees, transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this Prospectus.

      The selling stockholders and any broker or dealer to or through whom any of the Shares are sold ("Brokers") may be deemed to be underwriters within the meaning of the Act with respect to the Shares offered hereby, and any profits realized by the selling stockholder or the Brokers may be deemed to be underwriting commissions. To the best of the Company's knowledge, brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the selling stockholders are not expected to exceed normal selling expenses for sales on the electronic bulletin board or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the selling stockholders or the Company that any selling stockholder is an underwriter for purposes of the Securities Act of any of the Shares offered pursuant to this Prospectus.

      Pursuant to the registration rights set forth in the various agreements between the Company and some of the selling stockholders, each of the Company and the selling stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Shares by the selling stockholders to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents, transfer taxes and fees and expenses of selling stockholders' counsels.

              INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section
145 of the Delaware General Corporation Law ("DGCL"), indemnify all persons whom it may indemnify under Delaware law.

      Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and unreasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, e.g., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudicated liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      In addition, Section 102(b)(7) of the DGCL permits corporations to limit directors' monetary liability for breach of fiduciary duty except in certain circumstances. The Company's Certificate of Incorporation also provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors.

      The Company carries directors' and officers' liability insurance covering losses up to $3,000,000 (subject to certain deductible amounts).

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                            LEGAL OPINIONS

      The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Vedder, Price, Kaufman & Kammholz, P.C., New York, New York. Steven R. Berger, Esq., a partner in the firm of Vedder, Price, Kaufman & Kammholz, P.C., participating in the work on this matter, is a director of the Company, and has served in such capacity since 1996. Mr. Berger has options to acquire up to an aggregate of 10,625 shares of Common Stock upon the exercise of options granted to him pursuant to the Company's Directors Stock Option Plan. The Company has retained Vedder, Price, Kaufman & Kammholz, P.C. as its special securities counsel, and the Company paid an aggregate of $83,082 and $59,351 in legal fees to Vedder Price in Fiscal 2003 and Fiscal 2004, respectively.

                             EXPERTS

      The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report on Form 10-KSB/A for the fiscal year ended October 31, 2004, have been audited by Lazar Levine & Felix LLP, the Company's registered independent certified public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                    PROSPECTUS


                                              677,187 Shares




                                                    TOUCHSTONE APPLIED SCIENCE
                                                           ASSOCIATES, INC.






                                                        _______________, 2005

                                    PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC filing fee                      $   343

          Legal expenses                       20,000

          Accounting expenses                   2,000

          Printing expenses                     1,000
                                              -------

          TOTAL                               $23,343


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law permits a corporation to indemnify certain of its officers, directors, employees and agents. Our amended and restated certificate of incorporation (our charter) provides that we will indemnify, to the fullest extent permitted under Delaware law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved because such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

      In addition to the indemnification obligations set forth in our charter, we have entered into indemnification agreements with each of our directors containing substantially those same indemnification provisions as in our charter.

      We have obtained an insurance policy under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers because of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnifying our directors, officers, and controlling persons for liabilities arising under the Securities Act of 1933 pursuant to our charter and bylaws, or otherwise, is against public policy as expressed in the Act and is, therefore, unenforceable.

      Our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.


ITEM 16.  EXHIBITS

          The following Exhibits are filed as part of this Report:

4.1       Specimen Certificate evidencing shares of Common
          Stock (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-75377) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on March 31, 1999).

4.2 Form of Warrant (incorporated by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-27659) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on May 22, 1997).

4.3       Investor Rights Agreement, dated as of September 4,
          1998, by and among the Company, Cahill Warnock
          Strategic Partners Fund, L.P., Strategic Associates,
          L.P., and the Individual Shareholders Named Therein
          (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, which was filed with the Securities and Exchange
          Commission on November 23, 1998 (the "November 1998 8-K")).

4.4       Registration Rights Agreement, dated as of September
          4, 1998, by and among the Company, Cahill, Warnock
          Strategic Partners Fund, L.P., and Strategic
          Associates, L.P. (incorporated by reference to the exhibit contained in the November 1998 8-K).

4.5 Form of Warrant issued in connection with the Securities Purchase Agreement by and between the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the November 1998 8-K).

4.6 Amendment No. 1 to the Securities Purchase Agreement, dated as of March 8, 1999, among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1999).

4.7 Consent, Agreement and Amendment, dated as of December 3, 1999, by and among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1999).

4.8 Consent, Agreement and Amendment, dated as of October 1, 2002, by and among the Company, Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. (incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002).

4.9 Registration Rights Agreement, dated as of June 15, 2005, by and among Martin Borg, Kevin Byrne, Karen Gerard, Brad Begley, Russell Leverenz, and Debbie Leverenz, and the Company (incorporated by reference to the exhibit contained in the Company's Current Report on Form 8-K, filed June 20, 2005).

5.1       Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
          (filed herewith).

23.1      Consent of Lazar, Levine & Felix LLP (filed herewith).

23.2      Consent of Vedder, Price, Kaufman & Kammholz, P.C.
          (included in Exhibit 5.1)


ITEM 17.  UNDERTAKINGS

(a)      We hereby undertake to:

         (1) File, during any period in which any offers or sales are being made, a post-effective amendment to this registration statement to:

                 (i)    Include any prospectus required by
                        Section 10(a)(3) of the Securities Act;

                 (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (iii)  Include any additional or changed
                        material information on the plan of
                        distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly, authorized, in the City of Brewster, New York, on October 31, 2005.



                                    TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC

                                    By:  ANDREW L. SIMON
                                         ------------------------------
                                         Andrew L. Simon  President and
                                         Chief Executive Officer
                                         (Principal Executive Officer and
                                         Principal Financial Officer)


      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                        Title                   Date
     ---------                        -----                   ----

/s/ ANDREW L. SIMON            Director and Chairman     October 31, 2005
-------------------------
    Andrew L. Simon                of the Board

/s/ MICHAEL D. BECK                  Director            October 31, 2005
-------------------------
    Michael D. Beck

/s/ STEVEN R. BERGER                 Director            October 31, 2005
-------------------------
    Steven R. Berger

/s/ DONALD W. HUGHES                 Director            October 31, 2005
-------------------------
    Donald W. Hughes

s/s CHRIS L. NGUYEN                  Director            October 31, 2005
-------------------------
    Chris L. Nguyen

/s/ LINDA G. STRALEY                 Director            October 31, 2005
-------------------------
    Linda G. Straley

/s/THOMAS STRUZZIERI                 Director            October 31, 2005
-------------------------
   Thomas Struzzieri

/s/ DAVID L. WARNOCK                 Director            October 31, 2005
-------------------------
    David L. Warnock